EXHIBIT 8.2





                      [THACHER PROFFITT & WOOD LETTERHEAD]




                                                         September 24, 1998

   Home Bancorp of Elgin, Inc.
   16 North Spring Street
   Elgin, Illinois 60120

                  Re:  Merger of Home Bancorp of Elgin, Inc.
                       into State Financial Services Corporation

   Dear Sirs:

             You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Home Bancorp of Elgin, Inc. ("HBE"), a Delaware corporation, with and into State Financial Services Corporation ("SFS"), a Wisconsin corporation. The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of June 1, 1998 between SFS and HBE (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the "Proxy Statement") included in SFS's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.

             In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of SFS and HBE as we have deemed appropriate. We have also relied, without independent verification, upon the September 25, 1998 letters of SFS and HBE to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by SFS and HBE in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the Management of SFS or HBE, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

             Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

                  (1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

                  (2) No gain or loss will be recognized by SFS or HBE as a result of the Merger;

                  (3) Except to the extent of any cash received in lieu of a fractional share interest in SFS Common Stock, no gain or loss will be recognized by holders of HBE Common Stock who exchange their shares of HBE Common Stock for share of SFS Common Stock pursuant to the Merger;

                  (4) The tax basis of the shares of SFS Common Stock received by each holder of HBE Common Stock who exchanges shares of HBE Common Stock for shares of SFS Common Stock in the Merger will be the same as the tax basis of the shares of HBE Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest of SFS Common Stock for which cash is received; and

                  (5) The holding period of the shares of SFS Common Stock received by each holder of HBE Common Stock in the Merger will include the holding period of the shares of HBE Common Stock exchanged therefor, provided that such stockholder holds such shares of HBE Common Stock as a capital asset at the Effective Time.

             Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of HBE and its shareholders and SFS, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement which is a part of the Registration Statement.

                                      Very truly yours,


                                      /s/ Thacher Proffitt & Wood

                                      THACHER PROFFITT & WOOD